SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 13, 2006

ACT Teleconferencing, Inc.

(Exact name of registrant as specified in its charter)

Colorado	0-27560	84-1132665
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1526 Cole Boulevard, Suite 300, Golden, Colorado	80401
(Address of principal executive offices)	Zip Code

(303) 233-3500

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c) )

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Loan Agreement with Dolphin Direct Equity Partners, L.P.

On October 31, 2005, ACT Teleconferencing, Inc. (the “Company”), entered into a Loan Agreement (the “Agreement”) with Dolphin Direct Equity Partners, LP and its assignees (“Dolphin”), pursuant to which the Company received a bridge loan in the amount of $7 million. The loan was used to satisfy remaining obligations with the Company’s secured subordinated lenders, for working capital and to pay expenses related to the Company’s recent sale of Series AA preferred stock. On January 13, 2006, the Company entered into an agreement with Dolphin to extend the due date of the $7 million loan to the earlier of February 28, 2006, or the closing date of the Company’s rights offering to its existing shareholders of additional shares of Series AA preferred stock.

Amendment to Loan and Security Agreement and Forbearance

On December 29, 2005, the Company entered into an agreement with Silicon Valley Bank, its senior commercial lender, to extend the due date of its line of credit to June 12, 2006, under the Loan and Security Agreement with the Bank, dated November 12, 2004. The agreement also changed the monthly minimum income covenant requirement to a minimum Cash Income of not less than ($60,000) for the month of November 2005, ($350,000) for the month of December 2005, ($250,000) for the month of January 2006, ($200,000) for the month of February 2006, $150,000 for the month of March 2006, $150,000 for the month of April 2006 and $100,000 for the month of May 2006.

The Bank also granted the Company a forbearance for compliance with certain covenants under the Agreement, which will provide the Company additional time to complete the rights offering. The Company currently may draw up to $1.8 million on this line of credit, based on the Company’s assets.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Herein Item 1.01 is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits

The Exhibit Index following the signature page of this Form 8-K report lists the exhibits that are filed or furnished herewith.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACT Teleconferencing, Inc. (Registrant)

Date: January 20, 2006	By:	/s/ Gene Warren
Gene Warren
Chief Executive Officer

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Exhibit Index

(All exhibits are filed electronically)

Exhibit 10.1 –	Fifth Forebearance and Amendment to Loan and Security Agreement

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